          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information is based on the historical consolidated financial statements and the notes thereto of Universal Compression Holdings, Inc. and Enterra Compression Company and has been prepared to illustrate the effect of the proposed merger of Enterra, a wholly owned subsidiary of WEUS Holding, Inc., which is a wholly owned subsidiary of Weatherford International, Inc., and other transactions. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and accompanying disclosures contained in Universal's proxy statement. You should also read Universal's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 and its Current Reports on Form 8-K.

     The unaudited pro forma combined condensed balance sheet as of September 30, 2000 and the unaudited pro forma combined condensed statements of operations for the six months ended September 30, 2000 and the fiscal year ended March 31, 2000 have been prepared to give effect to the transactions set forth below as if those transactions had occurred at the balance sheet date and at the beginning of the income statement periods. Because the fiscal years of Universal and Enterra differ, Enterra's historical operating results for the fiscal year ended March 31, 2000 include its first quarter results of 2000, combined with its results for the nine months ended December 31, 1999.

     The unaudited pro forma combined condensed financial statements presented herewith give effect to:

     - our initial public offering of our common stock and concurrent debt restructuring and operating lease facility, which occurred in May 2000, as well as our common stock split and conversion of our preferred stock and non-voting common stock that occurred concurrently with our initial public offering;

     - the transfer of Singapore-based Gas Services International Limited and related assets to Weatherford entities other than Enterra and its subsidiaries prior to the merger as described more fully in the merger agreement;

     - the restructuring of Universal's and Enterra's debt and operating lease arrangements; and

     - the merger.

     We have not included in the unaudited pro forma combined condensed financial statements the expected benefits from operational savings and other synergies of an estimated $20 million. While Universal believes these savings and synergies will occur, we cannot assure you they will be realized either as quickly or as fully as expected, if at all. We also have not made a pro forma adjustment to our historical results from operations for our acquisition of Gas Compression Services, Inc. on September 15, 2000. The unaudited pro forma condensed combined financial statements presented below do not reflect future events that may occur after the merger.

     At this time, Universal's management is currently in negotiations with several financial institutions to determine the appropriate debt structure of the combined company. For purposes of the accompanying unaudited pro forma combined condensed financial information the assumptions are (a) a $75 million revolver, (b) a $600 million operating lease facility and/or asset-backed securitization, and (c) refinancing of current senior notes. We have assumed that all current holders of senior notes will exercise their right to require Universal to redeem the outstanding bonds at 101% of the accreted value pursuant to the terms of the indenture. At this time, Universal cannot determine the final terms of the new indebtedness and operating lease arrangements, or the ultimate amount of its existing senior notes that the holders of such notes will require us to redeem following the closing of the acquisition, which amount could vary significantly.

     The proposed merger is reflected in the unaudited pro forma combined condensed financial statements using the purchase method of accounting. Enterra's property, plant and equipment balances have been adjusted to their estimated fair values. In addition, Enterra's reported current assets and current liabilities are assumed to be their estimated fair values included in the unaudited pro forma combined condensed financial statements. The final allocation of the purchase price of the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

     The accompanying unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of Universal and Enterra and the notes thereto, which are filed with the Securities and Exchange Commission. The unaudited pro forma combined condensed financial statements are provided for informational purposes only and do not purport to represent what our financial position or results of operations would actually have been had the acquisition of Enterra occurred on such dates or to project our results of operations or financial position for any future period.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                             AS OF SEPTEMBER 30, 2000
                                                ---------------------------------------------------
                                                             ENTERRA      ENTERRA
                                                UNIVERSAL   ADJUSTED      MERGER         PRO FORMA
                                                 ACTUAL     ACTUAL(1)   ADJUSTMENTS     AS ADJUSTED
                                                ---------   ---------   -----------     -----------
                                                                  (IN THOUSANDS)
                                              ASSETS

Current assets:
  Cash and equivalents........................  $  1,535    $   3,834    $      --      $    5,369
  Accounts receivable, net....................    26,847       43,957           --          70,804
  Inventories.................................    14,722       95,965           --         110,687
  Current deferred tax asset..................       227        2,414           --           2,641
  Other.......................................     1,396        5,950           --           7,346
                                                --------    ---------    ---------      ----------
          Total current assets................    44,727      152,120           --         196,847
Property, plant and equipment
  Rental equipment............................   359,993      279,083      (91,110)(2)     547,966
  Other.......................................    26,525       64,817      (39,817)(2)      51,525
  Less: accumulated depreciation..............   (44,391)     (71,064)      71,064(2)      (44,391)
                                                --------    ---------    ---------      ----------
     Net property, plant, and equipment.......   342,127      272,836      (59,863)        555,100
Goodwill and intangibles, net of
  amortization................................   131,557      224,724     (141,229)(3)     215,052
Notes receivable..............................     4,929        1,719           --           6,648
Other assets, net.............................     8,611        8,925       11,691(4)       29,227
Long-term deferred tax asset..................     7,509           --           --           7,509
                                                --------    ---------    ---------      ----------
          Total assets........................  $539,460    $ 660,324    $(189,401)     $1,010,383
                                                ========    =========    =========      ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities....  $ 31,412    $  42,889    $   3,996(5)   $   78,297
  Current portion of long-term debt...........     1,991       14,170      (14,170)(6)       1,991
                                                --------    ---------    ---------      ----------
          Total current liabilities...........    33,403       57,059      (10,174)         80,288
Capital lease obligation......................     5,952        1,260       (1,260)(6)       5,952
Long-term deferred tax liabilities............     2,806       32,248       (3,908)(7)      31,146
Long-term debt................................   196,429          685         (685)(6)     196,429
Minority interest liability...................        --      198,508     (198,508)(8)          --
Long-term payable due to Weatherford..........        --       59,946      (59,946)(9)          --
Other.........................................    39,192       94,316      (84,804)(10)     48,704
                                                --------    ---------    ---------      ----------
          Total liabilities...................   277,782      444,022     (359,285)        362,519
          Total stockholders' equity..........   261,678      216,302      169,884(11)     647,864
                                                --------    ---------    ---------      ----------
          Total liabilities and stockholders'
            equity............................  $539,460    $ 660,324    $(189,401)     $1,010,383
                                                ========    =========    =========      ==========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                            SIX MONTHS ENDED SEPTEMBER 30, 2000
                                            -------------------------------------------------------------------
                                                         UNIVERSAL
                                                         IPO/DEBT        ENTERRA      ENTERRA
                                            UNIVERSAL   RESTRUCTURE     ADJUSTED      MERGER         PRO FORMA
                                             ACTUAL     ADJUSTMENTS     ACTUAL(1)   ADJUSTMENTS     AS ADJUSTED
                                            ---------   -----------     ---------   -----------     -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues..................................   $73,613     $     --       $113,972     $     --        $187,585
Rentals and cost of sales.................    33,901           --         66,311           --         100,212
                                             -------     --------       --------     --------        --------
  Gross margin............................    39,712           --         47,661           --          87,373
Selling, general and administrative.......     7,224           --         15,688           --          22,912
                                             -------     --------       --------     --------        --------
  Operating profit........................    32,488           --         31,973           --          64,461
Depreciation and amortization.............    14,177         (382)(24)    18,829      (10,238)(12)     22,386
Operating lease...........................     2,684          924(22)     10,860        3,319(13)      17,787
Interest expense..........................    13,225       (2,793)(25)     5,860       (5,125)(14)     11,167
Non-recurring charges.....................     7,059       (7,059)(26)        --           --              --
Other, net................................        --           --            117           --             117
                                             -------     --------       --------     --------        --------
  Income (loss) before income taxes and
    minority interest.....................    (4,657)       9,310         (3,693)      12,044          13,004
Income taxes (benefit)....................    (1,746)       3,491(15)     (1,631)       4,517(15)       4,631
Minority interest expense, net of taxes...        --           --            306         (306)(16)         --
                                             -------     --------       --------     --------        --------
  Income (loss) before extraordinary
    items.................................   $(2,911)    $  5,819       $ (2,368)    $  7,833        $  8,373
                                             =======     ========       ========     ========        ========
Weighted average common and common
  equivalent shares outstanding:
    Basic.................................    11,173        2,166             --       13,750          27,089(27)
                                             -------     --------       --------     --------        --------
    Diluted...............................    11,173        2,331             --       13,750          27,254(27)
                                             -------     --------       --------     --------        --------
Earnings (loss) per share:
    Basic.................................   $ (0.26)                   $     --                     $   0.31
                                             =======                    ========                     ========
    Diluted...............................   $ (0.26)                   $     --                     $   0.31
                                             =======                    ========                     ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                YEAR ENDED MARCH 31, 2000
                                          ---------------------------------------------------------------------
                                                       UNIVERSAL
                                                       IPO/DEBT         ENTERRA      ENTERRA
                                          UNIVERSAL   RESTRUCTURE      ADJUSTED      MERGER          PRO FORMA
                                           ACTUAL     ADJUSTMENTS      ACTUAL(1)   ADJUSTMENTS      AS ADJUSTED
                                          ---------   -----------      ---------   -----------      -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................................  $136,449     $     --        $237,763     $     --         $374,212
Rental and cost of sales................    67,295           --         139,346           --          206,641
                                          --------     --------        --------     --------         --------
  Gross margin..........................    69,154           --          98,417           --          167,571
Selling, general and administrative.....    16,797       (3,200)(20)     30,272           --           43,869
                                          --------     --------        --------     --------         --------
  Operating profit......................    52,357        3,200          68,145           --          123,702
Depreciation and amortization...........    26,006       (3,559)(21)     34,739      (15,677)(17)      41,509
Operating lease.........................        --        5,702(22)      14,344        3,048(18)       23,094
Interest expense........................    34,327      (15,727)(23)      5,293       (4,182)(19)      19,711
Other, net..............................        --           --          (2,378)          --           (2,378)
                                          --------     --------        --------     --------         --------
  Income (loss) before income taxes and
    minority interest...................    (7,976)      16,784          16,147       16,811           41,766
Income taxes (benefit)..................    (1,994)       6,378(15)       7,013        6,304(15)       17,701
Minority interest expense, net of
  taxes.................................        --           --           4,194       (4,194)(16)          --
                                          --------     --------        --------     --------         --------
  Income (loss) before extraordinary
    items...............................  $ (5,982)    $ 10,406        $  4,940     $ 14,701         $ 24,065
                                          ========     ========        ========     ========         ========
Weighted average common and common
  equivalent shares outstanding:
    Basic...............................     2,476       10,495              --       13,750           26,721(28)
                                          --------     --------        --------     --------         --------
    Diluted.............................     2,476       11,181              --       13,750           27,407(28)
                                          --------     --------        --------     --------         --------
Earnings (loss) per share:
    Basic...............................  $  (2.42)                    $     --                      $   0.90
                                          ========                     ========                      ========
    Diluted.............................  $  (2.42)                    $     --                      $   0.88
                                          ========                     ========                      ========

                 See accompanying Notes to Unaudited Pro Forma
                    Combined Condensed Financial Statements.

                      UNIVERSAL COMPRESSION HOLDINGS, INC.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

 (1) Reflects Enterra's historical balances adjusted to exclude its Singapore-based operations (other than Australia and Thailand) and $10 million of accounts receivable, which are not a part of the merger transaction.

 (2) Reflects (a) the preliminary revaluation of Enterra's property, plant and equipment historical balances to estimated fair value ($63.2 million), (b) the repurchase of compression equipment previously sold and leased back under the operating lease arrangements for both Universal and Enterra ($302.5 million) and (c) the estimated initial sale and leaseback of compression equipment pursuant to a proposed new operating lease facility assumed to be consummated concurrently with the merger ($425.6 million). The appraised value of the compression equipment covered by the proposed operating lease facility is assumed to exceed the net book value of the equipment by approximately 10%.

 (3) Represents the elimination of Enterra Adjusted Actual goodwill ($224.7 million) offset by Universal's preliminary estimate of the excess of the total purchase price over the allocated fair value of the net assets of Enterra ($83.5 million). The purchase price includes advisory fees but not all merger related costs. The final allocation of the purchase price in the merger will differ from the amounts represented in the unaudited pro forma combined condensed financial statements.

 (4) Represents adjustment for (a) the elimination of prepaid financing costs associated with Universal's existing senior notes, operating lease facility and revolving credit facility ($8.5 million), which for purposes of these pro forma adjustments are assumed to be entirely refinanced concurrently with the merger, and (b) the recording of prepaid finance costs associated with the expected refinancing of the senior notes and the proposed new operating lease facility and revolving credit facility ($20.2 million).

 (5) Represents accrued advisory fees included in the purchase price as discussed in note 3 above.

 (6) Represents the retirement of Enterra's debt using proceeds from the proposed new operating lease facility.

 (7) Represents the estimated deferred income taxes related to expense items associated with the elimination of prepaid financing costs associated with Universal's existing senior notes, its existing operating lease facility and existing revolving credit facility.

 (8) Reflects the elimination of Enterra's minority interest liability as a result of the purchase of GE Capital's interest by Enterra concurrent with the merger.

 (9) Reflects the forgiveness of Enterra's payable to Weatherford concurrent with the merger.

(10) Represents the elimination of the deferred gain associated with the retirement of the existing operating lease facilities of both Universal and Enterra ($132.1 million). Also reflects the estimated deferred gain associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($47.3 million). Deferred gain is assumed to equal 10% of the proceeds from the sale of compression equipment pursuant to the proposed new operating lease facility.

 (11) Reflects the elimination of Enterra's stockholders' equity ($216.3 million) and the valuation of Universal's common stock issued to Enterra related to the merger ($392.7 million). Valuation assumes 13,750,000 shares of common stock valued at $28.56 per share, which is a five-day average closing price surrounding the announcement date of October 24, 2000. Also reflects the write-off of prepaid finance costs ($5.3 million, net of taxes) and the redemption premium on the senior notes ($1.2 million, net of taxes) associated with the proposed restructuring of the existing operating lease facility and revolving credit facility and the proposed refinancing of the senior notes.

(12) Reflects (a) an adjustment to depreciation expense and goodwill amortization resulting from the preliminary allocation of the purchase price in the merger ($1.3 million), (b) and the reduction of depreciation expense associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($8.9 million), with assumed funding under the proposed operating lease of $397.3 million by the end of the period. Depreciation and amortization for rental equipment is calculated using an estimated useful life of 15 years with a 20% salvage value, while goodwill is amortized over 40 years.

(13) Reflects the net rental payments associated with the proposed new operating lease facility ($15.6 million) and the elimination of the existing facilities ($13.5 million), including the expected related commitment fee, with assumed funding of $397.3 million by the end of the period, which facility is currently being negotiated. The proposed operating lease facility will replace Universal's and Enterra's existing facilities. The rental payments under the lease are assumed to include an amount based on LIBOR plus a variable amount depending on Universal's operating results, applied to the funded amount of the lease. The operating lease calculations assume an interest rate of 8.81% (LIBOR + 2.25%) and a five-year lease term. Also reflects amortization of the lease structuring and arrangement fee ($1.2 million) estimated to be approximately $12.0 million on the closing of the facility.

(14) Reflects the adjustment of interest expense ($5.9 million) related to the retirement of Enterra's indebtedness at the beginning of the period and the assumed net interest adjustment related to the refinancing of Universal's senior notes ($1.1 million). An interest rate of 10% on the refinanced senior notes is assumed. Also includes the net adjustment for the amortization of up-front financing costs and commitment fees associated with the proposed revolving credit facility and refinanced senior notes ($0.3 million).

(15) An estimated statutory tax rate of 37.5% is assumed for pro forma adjustments. The effective tax rate may differ.

(16) Reflects the elimination of Enterra's minority interest expense as a result of the purchase of GE Capital's interest by Enterra concurrent with the merger.

(17) Reflects (a) an adjustment to depreciation expense and goodwill amortization resulting from the preliminary allocation of the purchase price in the merger ($2.8 million) and (b) the reduction of depreciation expense associated with the sale of compression equipment pursuant to the proposed new operating lease facility ($12.9 million), with assumed funding under the proposed operating lease of $278.7 million by the end of the period. Depreciation and amortization for rental equipment is calculated using an estimated useful life of 15 years with a 20% salvage value, while goodwill is amortized over 40 years.

(18) Reflects the net rental payments associated with the proposed new operating lease facility ($20.6 million) and the elimination of the existing facilities ($20.0 million), including the expected related commitment fee, with assumed funding of $278.7 million by the end of the period, which facility is currently being negotiated. The proposed operating lease facility will replace Universal's and Enterra's existing facilities. The rental payments under the proposed new lease are assumed to include an amount based on LIBOR plus a variable amount depending on Universal's operating results, applied to the funded amount of the lease. The operating lease calculations assume and interest rate of 7.72% (LIBOR + 2.25%) and a five-year lease term. Also reflects amortization ($2.4 million) of the lease structuring and arrangement fee, estimated to be approximately $12 million on the closing of the facility.

(19) Reflects the adjustment of interest expense ($6.9 million) related to the retirement of Enterra's indebtedness at the beginning of the period and the assumed net interest adjustment related to the refinancing of Universal's senior notes ($1.8 million). An interest rate of 10% on the refinanced senior notes is assumed. Also includes the net adjustment for the amortization of up-front financing costs and commitment fees associated with the proposed revolving credit facility and refinanced senior notes ($0.7 million).

(20) Represents elimination of Castle Harlan management fees ($3.0 million) and Mr. Urcis' consulting fees ($0.2 million) which were terminated at the time of Universal's initial public offering and related debt restructuring.

(21) Reflects the elimination of depreciation expense associated with the sale of compression equipment pursuant to the existing operating lease facility, with initial funding under the existing operating lease of $61.3 million.

(22) Reflects the expenses associated with the existing operating lease facility, including the related commitment fee.

(23) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period totaling $177.8 million and $12.8 million of incremental borrowing during the period from the proceeds of Universal's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with Universal's existing revolving credit facility.

(24) Reflects the elimination of depreciation expense associated with the sale of compression equipment, pursuant to the existing operating lease facility, with initial funding under the existing operating lease of $343.1 million.

(25) Reflects the adjustment of interest expense related to the redemption of certain indebtedness at the beginning of the period and incremental borrowing during the period from the proceeds of Universal's initial public offering and its existing operating lease facility. Also includes the commitment fees associated with the new revolving credit facility.

(26) Represents the non-recurring charges related to the elimination of a management agreement and a consulting agreement and other related fees in connection with Universal's initial public offering and concurrent financing transactions.

(27) Includes the effect of the 7,275,000 shares of common stock offered in, and the outstanding common stock split and the conversion of the outstanding preferred stock and non-voting Class A common stock concurrent with, Universal's initial public offering and the 13,750,000 shares of Universal common stock to be issued to WEUS in the proposed merger as if these transactions had occurred at April 1, 2000. Also includes the weighted average effect of the 1,400,726 shares issued as partial consideration for the GCSI acquisition which occurred on September 15, 2000. Excludes the options to purchase up to 318,000 shares of our common stock that we are obligated to issue to certain Weatherford Global employees in connection with the merger.

(28) Includes the effect of the 7,275,000 shares offered in, and the outstanding common stock split that occurred concurrent with, Universal's initial public offering and the 13,750,000 shares of Universal stock to be issued to WEUS in the proposed merger as if these transactions had occurred at April 1, 1999. Excludes the options to purchase up to 318,000 shares of our common stock that we are obligated to issue to certain Weatherford Global employees in connection with the merger.